Reg No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           BARRINGER TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)

  Delaware 84-0720473
(State or other jurisdiction                                (I.R.S. employer
of incorporation or organization)                         identification number)

                 219 South Street, Murray Hill, New Jersey 07974
               (Address of principal executive offices; zip code)
                            ------------------------

               1990 Stock Option Plan and Stock Option Agreements
                            (Full title of the plan)

                                Stanley S. Binder
                           Barringer Technologies Inc.
                 219 South Street, Murray Hill, New Jersey 07974
                                 (908) 665-8200
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             John D. Hogoboom, Esq.
                Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (201) 992-8700
                            ------------------------


                         Calculation of Registration Fee
------------------------ ---------------------- ----------------------- ----------------------- ----------------------
                                                    Proposed                Proposed
Title of Securities           Amount to be      Maximum Offering          Maximum Aggregate            Amount of
to be Registered               Registered        Price per Share (2)    Offering Price (2)        Registration Fee
------------------------ ---------------------- ----------------------- ----------------------- ----------------------
Common Stock, par
value $.01 per share            437,875           $ 10.375               $4,542,954               $ 1,377
                              shares (1)
------------------------ ---------------------- ----------------------- ----------------------- ----------------------

(1) Plus such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Company's 1990 Stock Option Plan and individual stock option agreements made between the Company and certain employees and non-employee directors of the Company, as described more fully herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, based upon a price of $ 10.375 per share, which was the average of the high and low sales prices of the Common Stock as reported on the NASDAQ National Market System on April 18, 1997.

           PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement, which together constitute the prospectus to be used for offers of up to 437,875 shares of common stock, par value $.01 per share ("Common Stock"), of Barringer Technologies Inc. (the "Company") in connection with the Company's 1990 Stock Option Plan (the "Plan") and individual stock option agreements made between the Company and certain employees and non-employee directors of the Company (the "Agreements"), will be sent or given to such persons as specified by Rule 428 (b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

     The following reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of Common Stock to be acquired, pursuant to the Plan and the Agreements, respectively, by Selling Securityholders (as defined therein and to be named in prospectus supplements) that may be deemed to be "affiliates" of the Company as defined pursuant to Rule 405 under the Securities Act of 1933, as amended, and by certain unnamed "non-affiliates" of the Company, each of whom may sell up to 1,000 shares of Common Stock under the following reoffer prospectus in accordance with General Instruction C(3)(b) of Form S-8.

                               REOFFER PROSPECTUS

                                 392,000 Shares

                           BARRINGER TECHNOLOGIES INC.

                          Common Stock (par value $.01)

     This Prospectus relates to 392,000 shares of common stock, par value $.01 per share ("Common Stock"), of Barringer Technologies Inc. (the "Company") to be offered and sold from time to time for the accounts of the Selling Securityholders set forth herein, certain of whom may be deemed to be "affiliates" of the Company as defined under Rule 405 under the Securities Act of 1933, as amended (the "Act") and by certain unnamed "non-affiliates" of the Company, each of whom may sell up to 1,000 shares of Common Stock hereunder in accordance with General Instruction c(3)(b) of Form S-8 (the "Selling Securityholders").

     The shares of Common Stock being offered hereby were acquired by the Selling Securityholders pursuant to the Company's 1990 Stock Option Plan (the "Plan") and individual stock option agreements between the Company and certain employees and non-employee directors of the Company (the "Agreements") and may be sold from time to time to purchasers pursuant to this Prospectus. See "Plan of Distribution".

     The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders. The net proceeds from the sale of the Common Stock will be paid directly to the Selling Securityholders. The Company will receive net proceeds of approximately $725,000 upon the issuance of the Common Stock covered hereby in connection with the exercise of options granted pursuant to the Plan and the Agreements, respectively. Such net proceeds will be added to the Company's working capital and will be used for general corporate purposes. The Company estimates that its expenses in connection with the offering of the Common Stock will be approximately $25,000.

     The Selling Securityholders may, from time to time, offer and sell the Common Stock being offered hereby in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Common Stock offered hereby may be sold directly by the Selling Securityholder or through agents or broker-dealers acting as principal or agent, or in block trades or by one or more underwriters. See "Plan Of Distribution."

     On April 18, 1997, the last sale price of the Common Stock in the over-the-counter market as reported on The NASDAQ National Market System (symbol
BARR) was $10.25 per share.

                       -----------------------------------

     See "Risk Factors" on page 3 for certain factors which should be considered by prospective purchasers of the shares of Common Stock offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     --------------------------------------

            The date of this Prospectus is April 21, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; and at the Commission's Regional Offices at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. The Common Stock is included in The NASDAQ National Market System under the symbol BARR, and reports, proxy statements and other information regarding the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 33 Whitehall Street, 10th Floor, New York, New York 10004.

     The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments thereto, the "Registration Statement") under the Securities Act of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and related exhibits and to documents filed with the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                   -------------------------------------------


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

          (i) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996; and

          (ii) The description of the Common Stock set forth in the Company's Registration Statement filed on Form 8-A and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the completion of the offering of the securities covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above under "Documents Incorporated by Reference" (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Barringer Technologies Inc., 219 South Street, New Providence, New Jersey 07974, Attention: Secretary (telephone no. (908) 665-8200).

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains, or incorporates by reference, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, but are not limited to, the anticipated growth in the demand for the Company's products, the Company's opportunities to increase sales through, among other things, the development of new applications, markets and the extension of its IONSCAN(R) products, the development of new IONSCAN(R) products, the probability of the Company's success in the sales of its IONSCAN(R) products in current markets, governmental regulations and directives changing security requirements.

     Forward-looking   statements   are   inherently   subject   to  risks   and
uncertainties, many of which can not be predicted with accuracy and some of which might not even by anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements contained herein or incorporated herein by reference. Important factors that could contribute to such differences include, but are not limited to, those set forth under "Risk Factors" below, the effect of economic and market conditions, the impact of both foreign and domestic governmental budgeting decisions and the timing of governmental expenditures, the effects of competition, the reliance of the Company on its IONSCAN(R) products, and the ability of the Company to successfully develop and market new product applications. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph, under the caption, "Risk Factors", set forth below and elsewhere in this Prospectus

                                  RISK FACTORS

     Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this Prospectus, before purchasing the shares of Common Stock offered hereby:

History of Losses; Cash Constraints

     The Company sustained net losses of $2,565,000 and $827,000 for the years ended December 31, 1994 and 1995, respectively, and had an accumulated deficit of $14,522,000 at December 31, 1996. Although the Company generated net income of $2,059,000 for the year ended December 31, 1996, the Company used $1,447,000 of cash in operations during such period as a result of the need for working capital to support higher levels of accounts receivable and inventory. The Company's history of losses and its failure to generate positive operating cash flow have resulted in significant cash shortages from time to time. However, as a result of the Company's November 1996 public offering and the Company's improved profitability, management believes that the Company will have sufficient cash to fund its working capital requirements and to execute its growth plans for at least twelve months.

Dependence on and Effects of Governmental Regulation

     The Company's business is dependent upon purchases of IONSCAN(R)s by governmental agencies. While the Company believes that certain of its governmental customers will continue to purchase IONSCAN(R)s for explosives detection and drug interdiction applications, growth in the Company's business will be driven in part by the adoption of regulations or requirements in the aviation security market resulting in the use of enhanced explosives detection systems, including trace particle detection equipment. As a result of certain government initiatives in the United States, including the recent report of the Aviation Safety and Security Commission (the "Gore Commission"), the Company anticipates that such regulations or requirements will be adopted in the United States in the near future. Among other things, the initial Gore Commission report recommended that the government purchase enhanced explosives detection equipment for deployment at certain United States airports. In October 1996, Congress appropriated approximately $1.1 billion to fund certain anti-terrorist programs in fiscal 1997, including the initial recommendations contained in the Gore Commission report. It is anticipated that approximately $144,000,000 of such appropriation will be used to purchase enhanced explosives detection equipment. There can be no assurance that funding for the purchase of such equipment will be continued in subsequent fiscal years or as to the level thereof. While the recent government initiatives have contemplated the deployment of trace particle detection equipment, such as the IONSCAN(R), a substantial amount of the appropriated funds will be used to purchase equipment utilizing other technologies, such as CATSCAN, enhanced X-ray, quadropole resonance and other imaging techniques. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of trace particle detection equipment or as to the number of IONSCAN(R)s that will actually be purchased. In addition, there can be no assurance that the IONSCAN(R) will meet any certification or other requirements that may be adopted in connection with such initiatives.

     The Company anticipates that the aviation security market will undergo significant technological changes in the future. As part of its oversight of the domestic aviation industry, the Federal Aviation Administration (the "FAA") sponsors research in the area of enhanced explosives detection technologies. During the last five years, the FAA has spent approximately $150,000,000 on such research and development activities. The FAA's sponsorship covers a wide range of areas, such as imaging technologies, individual passenger screening systems, development of bomb-resistant containers and trace detection methods including those developed by the Company as well as by other entities. The Gore Commission recommended dramatically increasing the amount spent on research and development of enhanced explosives detection technologies and Congress recently increased the FAA's budget for such research and development activities in fiscal 1997. As a result of these initiatives, the Company anticipates that new technology will be introduced into the aviation market in the future. While the Company believes that its IONSCAN(R) functions at a state-of-the-art level, there can be no assurance that the Company will be able to maintain its present position in this market.

Government and Other Procurement Policies

     The Company's principal customers are governmental agencies and law enforcement entities that are subject to budgetary processes and expenditure constraints. Budgetary allocations for detection equipment are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors. A reduction of funding for drug interdiction and security efforts could materially and adversely affect the Company's business, financial condition and results of operations.

     Moreover, although the Company's sales are not seasonal in nature, governmental agencies and certain of the Company's other customers expend unused budgeted funds at the end of their respective fiscal years, causing the Company's sales to be higher during such periods. Since the Company recognizes substantially all of the revenue from a sale upon shipment, and since the recognition of revenue from the sale of relatively few IONSCAN(R)s may substantially impact the Company's profitability during any period, the impact of these budgetary considerations on the delivery date of a relatively few units could significantly affect the Company's quarterly results.

Dependence on IONSCAN(R) and Market Acceptance

     The Company's future profitability is substantially dependent on the Company's ability to successfully market the IONSCAN(R). While the Company believes that significant markets exist for its IONSCAN(R) technology, there can be no assurance that such markets will develop as the Company expects or that the Company will be able to capitalize on such market development. Similarly, there can be no assurance that any markets that do develop will be sustained.

Dependence on New Product Development; Technological Advancement

     The Company's success is dependent upon its ability to continue to enhance the IONSCAN(R) and to develop and introduce in a timely manner new IONSCAN(R) products that incorporate technological advances, keep pace with evolving industry standards and respond to customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to the IONSCAN(R) or new IONSCAN(R) products on a timely basis or that any new or enhanced IONSCAN(R) products will adequately address the changing needs or preferences of the marketplace. If the Company is unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company's business and operating results would be materially adversely affected.

     In addition, from time to time, the Company or its present or potential competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life spans of the Company's existing products. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products, as occurred in late 1994 when the Company introduced the Model 400 IONSCAN(R). Such delays could have a material adverse effect on the Company's business, results of operations and financial condition.

Lack of Proprietary Technology

     The Company believes that its implementation of ion mobility spectrometry ("IMS") technology in the IONSCAN(R) is proprietary to the Company. The Company has an exclusive license from the Canadian government for certain technology used in the IONSCAN(R). In addition, the Company has a number of patents covering certain aspects of the IONSCAN(R). However, the basic IMS technology is not proprietary and is available in the public domain. Accordingly, present and potential competitors could use such technology to duplicate the performance of the IONSCAN(R). However, the Company believes that such competitors could not readily replicate the IONSCAN(R)'s performance and that any attempt to do so would require substantial time and resources.

Competition

     The Company competes with other entities, a number of which have significantly greater financial, marketing and other resources than the Company. In particular, the Company competes for governmental expenditures with equipment manufacturers utilizing other types of detection technologies, including computer aided tomography ("CATSCAN"), enhanced X-ray and quadropole resonance, as well as with manufacturers of other IMS equipment and manufacturers using other trace particle detection technologies, such as gas chromatography and chemiluminescence. As a result of recent governmental initiatives, the Company anticipates that additional technologies, including improved IMS technologies, will be developed and that new competitors will enter the Company's markets. While the Company believes that it competes effectively in its principal markets, there can be no assurance that the Company will maintain its competitive position.

Retention of and Dependence on Key Personnel

     The Company's success will depend, in part, on its ability to retain the services of its key personnel, including management and scientific employees, who are and will continue to be instrumental in the development and management of the Company's business. Although the Company has entered into employment agreements with its Chief Executive Officer and certain of its other senior executives, the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company.

Warranty Claims

     The Company generally provides a one-year parts and labor warranty on each IONSCAN(R). Although the Company has not experienced significant warranty claims, there can be no assurance that such claims will not increase as the Company's sales increase. A material increase in warranty claims could have a material adverse effect on the Company's business, results of operations and financial condition.

Potential Product Liability Insurance Limits

     The Company currently maintains product liability insurance in the amount of $5 million per occurrence. The Company's insurance policy covers certain claims and the cost of legal fees involved in the defense of such claims, which are either covered under the policy or alleged in such a manner so as to invoke the insurer's duty to defend the Company. No significant product liability claims have been asserted or, to the knowledge of the Company's management, threatened against the Company to date. The Company believes that, as the Company distributes more products into the marketplace and expands its product lines, the Company's exposure to potential product liability claims and litigation arising from injuries and other damages allegedly caused by the improper functioning or design of its IONSCAN(R) products will occur and may increase. There can be no assurance that the Company's current level of insurance will be sufficient to protect the business and assets of the Company from all claims, nor can any assurance be given that the Company will be able to maintain the existing coverage or additional coverage at commercially reasonable rates. To the extent product liability losses are beyond the limits or scope of the Company's insurance coverage, the Company could experience a materially adverse effect on its business, results of operations and financial condition.

Currency Fluctuations

     A portion of the Company's revenues and expenses are denominated in foreign currencies. As a result, the Company is exposed to a certain degree of exchange rate risk. The Company currently does not regularly hedge its foreign exchange exposure. To date, the Company has not experienced any material loss as a result of currency fluctuations. However, there can be no assurance that the Company will not experience material losses in the future as a result of currency fluctuations.

Dilution

     As of April 15, 1997, the Company had outstanding options, warrants and convertible securities which were exercisable for or convertible into an aggregate of 1,528,060 shares of Common Stock. Any exercise or conversion of such securities will, in all likelihood, take place at a time when the market price of the Common Stock is higher than the exercise or conversion prices thereof. As a result, investors in the Common Stock offered hereby may incur substantial dilution of their investments.

Certain Charter Provisions

     The Company currently has 7,000,000 shares of Common Stock authorized for issuance, of which 5,437,893 shares of Common Stock were outstanding, as of April 15, 1997. An additional 1,528,060 shares of Common Stock will be reserved for issuance upon the conversion or exercise of outstanding securities of the Company. The Company is seeking stockholder approval at its 1997 annual meeting of stockholders to increase the number of shares of Common Stock the Company is authorized to issue. In the event that the authorized number of shares of Common Stock is not increased, the Company's ability to issue additional shares of capital stock, including in connection with acquisitions and subsequent financings, would be significantly restricted.

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), contains provisions which require the favorable vote of the holders of not less than 80% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

     The Board of Directors of the Company is empowered to issue shares of preferred stock without stockholder action. The existence of this "blank check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue additional shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations with the Company.

                                   THE COMPANY

     Barringer Technologies Inc. (the "Company") is principally engaged in the design, development, manufacture and sale of analytical instruments used for the high sensitivity detection of trace amounts of plastic and other explosives and illegal narcotics. The Company's principal product, the IONSCAN(R), is a portable, desk-top instrument that utilizes a proprietary implementation of IMS technology to determine the presence or absence of targeted compounds in a sample. The IONSCAN(R) can detect targeted substances in amounts smaller than one-billionth of a gram in approximately six seconds.

     The Company's customers are primarily governmental, security and law enforcement agencies throughout the world, including the Federal Bureau of Investigation, the Drug Enforcement Agency ("DEA"), the General Services Administration ("GSA"), the United States, French, and Canadian customs services and various airports worldwide. Because of its high sensitivity, the IONSCAN(R) is used both in lieu of and in conjunction with other detection technologies, such as X-ray, CATSCAN, quadropole resonance and nuclear magnetic resonance imaging. As of December 31, 1996, the Company had sold over 350 IONSCAN(R)s, and the Company believes that, in terms of units sold, it is the world's leading supplier of trace particle detection instruments.

     IONSCAN(R)s have been sold for explosives detection applications primarily outside the United States and for drug interdiction and detection deployment both within the United States and elsewhere. For example, the IONSCAN(R) is used in foreign airports, on trains and at the Eurotunnel to check for explosives and by the United States Coast Guard to check ships and cargo in U.S. territorial waters for illegal narcotics.

     The Company believes that the security-related market for the IONSCAN(R) is growing as a result of governmental actions, particularly in the United States, which reflect heightened public safety concerns in the wake of an increasing number of terrorist acts. Recently, Congress appropriated $144,000,000 for the purchase of enhanced explosives detection equipment for use at certain airports in the United States, and the Company believes that a portion of such appropriation will be utilized for the acquisition of trace particle detection equipment. Governmental agencies in the United States, including the GSA and the FAA, have accelerated their evaluation or use of enhanced methods to increase security measures currently employed in United States airports, other transportation centers and in public buildings. However, no assurance can be given as to the growth of the security-related market for the IONSCAN(R).

     The Company also believes that the market for the IONSCAN(R) for use in drug applications will increase as a result of recently reported increases in domestic drug usage, particularly among teenagers. Various governmental agencies, including the DEA, have purchased IONSCAN(R)s for use in their efforts to diminish drug trafficking. Prisons and private entities, including public utilities and drug rehabilitation clinics, also have purchased IONSCAN(R)s to detect the presence of drugs. No assurance can be given as to the growth of the drug interdiction and detection market for the IONSCAN(R).

     The Company believes that new markets for the IONSCAN(R) can be developed in other areas, such as security screening of individuals and process control and quality assurance in certain industrial applications. In addition, when coupled with certain other existing technologies, such as gas chromatography, the IONSCAN(R) can be adapted to other uses, including environmental, biological and chemical testing. Further, the Company intends to expand the potential uses of the IONSCAN(R) technology by developing a hand held detector.

     In addition to the IONSCAN(R), the Company manufactures specialty instruments and engages in contract research and development activities for industrial companies and various governmental agencies. For the years ended December 31, 1995 and 1996, approximately 25% and 14%, respectively, of the Company's consolidated revenues were derived from these other activities.

     The Company was incorporated under the laws of the State of Delaware on September 7, 1967. The Company's principal executive offices are located at 219 South Street, Murray Hill, New Jersey 07974, and its telephone number is (908) 665-8200.


                                 USE OF PROCEEDS

     The Company will not receive any of the net proceeds from the sale of the Common Stock offered hereby. All net proceeds from the sale of the Common Stock will be paid directly to the Selling Securityholders. The Company will receive net proceeds of approximately $725,000 upon the issuance of the Common Stock covered hereby in connection with the exercise of options granted pursuant to the Plan and the Agreements, respectively. Such net proceeds will be added to the Company's working capital and will be used for general corporate purposes.

                             SELLING SECURITYHOLDERS

     The 392,000 shares of Common Stock registered hereby will be offered from time to time by the Selling Securityholders who are Stanley S. Binder, John H. Davies, Richard S. Rosenfeld, Kenneth S. Wood, Richard D. Condon, John J. Harte, John D. Abernathy, James C. McGrath, David Martinak, Ludo Daubner, Chris Komerowski and certain unamed "non-affiliates" of the Company, each of whom may sell up to 1,000 shares of Common Stock under this Prospectus.

     Prior to December 1995, the Company controlled Barringer Laboratories, Inc. ("Labco"), a publicly traded company that provides comprehensive laboratory-based analytical and consulting services in the United States and Mexico. Until November 1996, Mr. Harte was the Chairman of the Board and a director of Labco and Mr. Binder served as a director of Labco. During 1996, the Company completed the sale of its interest in Labco, and in connection therewith, Messrs. Harte and Binder resigned their respective positions with Labco in November 1996.

     Messrs. Abernathy, Condon and McGrath are non-employee directors of the Company. Mr. Harte currently is a director of the Company, and from 1991 until January 1997, he served as the Vice President, Special Projects, of the Company. Mr. Davies is a director and the Executive Vice President of the Company, and the President and Chief Executive Officer of Barringer Research Ltd ("BRL"), a subsidiary of the Company. Mr. Binder is the Chairman of the Board, a director and the President and the Chief Executive Officer of the Company. Mr. Wood is the President of Barringer Instruments, Inc., a subsidiary of the Company. Mr. Rosenfeld is the Company's Vice President-Finance and Chief Financial Officer. Mr. Martinak is a Vice President, Sales, of BRL, and Mr. Daubner is the Vice President, Manufacturing, of BRL. Mr. Komerowski is a former employee of the Company. Other than as noted above, there are no material relationships between any of the Selling Securityholders and the Company or any of its predecessors or affiliates, nor have such material relationships existed within the past three years.

     The following table sets forth certain information with respect to the Selling Securityholders as of April 15, 1997.

                                                                                                       Common Stock
                                          Common Stock                     Maximum                 Beneficial Ownership
          Selling                     Beneficial Ownership                Amount to                  After Offering if
      Securityholder                 Prior to Offering(1)(2)             be Sold(2)                Maximum is Sold(1)(2)
----------------------------    ----------------------------------    ------------------    ------------------------------------

                                    Amount             Percent                                    Amount            Percent
                                ----------------     -------------                           -----------------    -------------

Stanley S. Binder                  178,636(3)             3.2%             100,000                78,636               1.4%
John H. Davies                     140,732(4)             2.6               69,500                71,232               1.3
Richard S. Rosenfeld                64,036(5)             1.2               50,000                14,036               *
Kenneth S. Wood                     73,636(6)             1.3               60,000                13,636               *
Richard D. Condon                   36,250(7)             *                 22,500                13,750               *
John J. Harte                       69,190(8)             1.3               22,500                46,690               *
John D. Abernathy                   36,250(9)             *                 22,500                13,750               *
James C. McGrath                    36,250(10)             *                22,500                13,750               *
David Martinak                       6,090                *                  5,000                 1,090               *
Ludo Daubner                        20,613                *                 16,250                 4,363               *
Chris Komerowski                     1,000                *                  1,000                  --                 --
-----------------------
*Less than 1%.

1) Assumes the full exercise or conversion of all outstanding convertible securities, warrants, rights or options for such person or entity.

(2)    Certain amounts shown are subject to adjustment in certain circumstances.

(3) Includes 100,000 shares of Common Stock issuable upon exercise of options and 12,500 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

(4) Includes 69,500 shares of Common Stock issuable upon exercise of options and 12,500 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

(5) Includes 50,000 shares of Common Stock issuable upon exercise of options and 5,000 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock and 3,636 shares of Common Stock beneficially owned by Richard Rosenfeld as custodian for Jason Rosenfeld under the Uniform Gifts to Minors Act.

(6)    Includes 60,000 shares of Common Stock issuable upon exercise of options.

(7) Includes 22,500 shares of Common Stock issuable upon exercise of options and 8,750 shares issuable upon exercise of warrants to purchase Common Stock.

(8) Includes 22,500 shares of Common Stock issuable upon exercise of options and 12,500 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

(9) Includes 22,500 shares of Common Stock issuable upon exercise of options and 6,250 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

(10) Includes 22,500 shares of Common Stock issuable upon exercise of options and 8,750 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.


                              PLAN OF DISTRIBUTION

     The distribution of the Common Stock by the Selling Securityholders, or by the Selling Securityholders' pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more transactions on The NASDAQ National Market System, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), in the over-the-counter market, in negotiated transactions (including, without limitation, privately negotiated transactions), through the writing of options on the Common Stock, or through the issuance of other securities convertible into shares of the Common Stock (whether such options or other securities are listed on an options or securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Any or all of the Common Stock may be sold from time to time to purchasers directly by a Selling Securityholder. Sales of Common Stock also may be made pursuant to Rules 144, 144A or 904 of the Securities Act, provided that the requirements of such rules, including, without limitation, any applicable holding periods and manner of sale requirements, are met. Alternatively, a Selling Securityholder may from time to time offer any or all of the Common Stock through underwriters, dealers, brokers or agents, including in transactions in which any such underwriters, dealers, brokers or agents solicit purchasers, in block transactions or in transactions in which any such underwriters, dealers, brokers, or agents will attempt to sell such shares of Common Stock as an agent but may resell such shares of Common Stock as a principal pursuant to this Prospectus.

     Any underwriters, dealers, brokers or agents participating in the distribution of the Common Stock offered hereby may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Common Stock for whom they may act as agents (which compensation may be in excess of customary commissions). In addition, a Selling Securityholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of shares of the Common Stock may be deemed to be underwriting compensation. Additionally, the Selling Securityholders may pledge shares of the Common Stock, and in such event agents or dealers may acquire the shares of the Common Stock or interests therein, and may, from time to time, effect distribution of shares of the Common Stock or interests in such capacity.

     At the time any underwritten or coordinated distribution of the Common Stock is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any participating Selling Securityholders, underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless registered or qualified for sale in such state or unless an exemption from registration or qualification is available and such sale is made in compliance with such exemption.

        SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION

     Article Tenth of the Company's Certificate of Incorporation and Section 10 of the Company's by-laws, as amended, provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company. Such provisions may provide indemnification to the officers, directors or controlling persons of the Company for liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Certain matters with respect to the validity and legality of the Common Stock offered hereby have been passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey.

                                     EXPERTS

     The financial statements of the Company included in the 1996 Form 10-KSB and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the 392,000 Shares delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a BARRINGER TECHNOLOGIES INC. solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Common Stock




                                 --------------

                                   PROSPECTUS
                                 --------------


                                TABLE OF CONTENTS

                               April 21, 1997

                                                   Page
Available Information................................2
Documents Incorporated
  by Reference.......................................2
Forward-Looking Statements...........................3
Risk Factors.........................................3
The Company..........................................7
Use of Proceeds......................................8
Selling Securityholders..............................9
Plan of Distribution................................10
Securities and Exchange Commission's
  Position on Indemnification.......................11
Legal Matters.......................................11
Experts  ...........................................11

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The  following   documents  filed  by  Barringer   Technologies  Inc.  (the
"Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

          (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

          (ii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such information.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in any Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Article Tenth of the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation") and Section 10 of the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company.

     Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been judged liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Tenth of the Certificate of Incorporation also contains a provision limiting the personal liability of directors to the fullest extent permitted or authorized by the GCL or other applicable law. Under the GCL, such provision would not limit liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or
(iv) any transactions from which the director derives an improper benefit.

Item 7.  Exemption From Registration Claimed

     Certain of the securities covered by this Registration Statement are restricted securities issued by the Company pursuant to the Agreements to certain employees or former employees of the Company prior to the filing of this Registration Statement. Such issuances were exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

Item 8.  Exhibits

     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Providence, State of New Jersey, on April 21, 1997.


                                            BARRINGER TECHNOLOGIES INC.



                                            By: /s/ Stanley S. Binder
                                                -------------------------------
                                                Stanley S. Binder, President
                                                and Chief Executive Officer

     Pursuant  to  the   requirement  of  the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities indicated on April 21, 1997. Each of the undersigned hereby constitutes and appoints Stanley S. Binder, Kenneth S. Wood and Richard S. Rosenfeld, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 relating to the Company's 1990 Stock Option Plan and certain individual stock option agreements between the Company and certain employees and non-employee directors of the Company and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Signature                                      Capacity


/s/ Stanley S. Binder                       President, Chief Executive Officer
__________________________                  (Principal Executive Officer) and
Stanley S. Binder                           Director


/s/ John D. Abernathy                               Director
--------------------------
John D. Abernathy


/s/ Richard D. Condon                               Director
--------------------------
Richard D. Condon


/s/ John H. Davies                                   Director
---------------------------
John H. Davies


/s/ John J. Harte                                    Director
---------------------------
John J. Harte


/s/ James C. McGrath                                 Director
---------------------------
James C. McGrath


/s/ Richard S. Rosenfeld                       Vice  President-Finance,  Chief
___________________________                    Financial  Officer  and Treasurer
Richard S. Rosenfeld                           (Principal Accounting  and
                                               Principal Financial Officer)

                                  EXHIBIT INDEX


Exhibit
Number        Description                                              Page No.

4.1      Certificate    of    Incorporation    of
         Barringer  Technologies  Inc.  (filed as
         Exhibit  3.1A  to the  Company's  Annual
         Report on Form 10-K for the fiscal  year
         ended   December   31,  1995  (File  No.
         0-3207)  and   incorporated   herein  by
         reference).

4.2      By-laws of Barringer  Technologies  Inc.
         (filed as Exhibit 3.2A to the  Company's
         Annual  Report on Form  10K/A-2  for the
         fiscal  year  ended  December  31,  1994
         (File No.0-3207) and incorporated herein by reference).

5.1      Opinion  of  Lowenstein,  Sandler,  Kohl,
         Fisher & Boylan, P.A.

23.1     Consent of BDO Seidman, LLP.

23.2     Consent of  Lowenstein,  Sandler,  Kohl,
         Fisher & Boylan, P.A. (contained in
         Exhibit 5.1).

 99.1    1990 Stock Option Plan (filed as Exhibit
         10.25 to the Company's  Annual Report on
         Form  10-K  for the  fiscal  year  ended
         December 31, 1990 (File No. 0-3207) and incorporated herein by reference).

99.2     Form of Stock Option Agreement.

99.3     Form of 1995 Non-Qualified  Stock Option
         Agreement  (filed as Exhibit 10.6 to the
         Company's Registration Statement on Form
         SB-2,  dated November 12, 1996 (File No.
         333-13703) and incorporated herein by reference).

99.4     Form of 1996 Non-Qualified  Stock Option
         Agreement  (filed as Exhibit 10.7 to the
         Company's Registration Statement on Form
         SB-2,  dated November 12, 1996 (File No.
         333-13703) and incorporated herein by reference).